EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated April 12, 2002 included in Consolidated Freightways Corporation’s Form 10-K for the year ended December 31, 2001 (File No.1-12149), and to all references to our firm included in the registration statement.

AR	THUR ANDERSEN LLP

Portland, Oregon
April 19, 2002